UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 9, 2009

STEREOTAXIS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50884	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 678-6100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On October 9, 2009, Stereotaxis, Inc. (the “Company”) executed and delivered an equity underwriting agreement (the “Underwriting Agreement”) with Deutsche Bank Securities Inc. and Oppenheimer & Co. Inc., as representatives of the underwriters named therein (the “Underwriters”) relating to the issuance and sale of 6,500,000 shares of the Company’s common stock in a public offering at a price to the public of $4.00 per share and the grant to the Underwriters of an option to acquire up to an additional 975,000 shares. The Company expects that the net proceeds of this offering, after underwriting discounts, commissions, and estimated expenses, will be approximately $24.1 million.

This offering is being made pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-161077) and a related prospectus supplement, each filed with the Securities and Exchange Commission.

The Underwriting Agreement includes customary representations, warranties, and covenants by the Company. Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities. The Underwriting Agreement is filed as Exhibit 1.1 to this Form 8-K and the description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference.

The opinion of the Company’s counsel as to the legality of the Company’s common stock is filed as Exhibit 5.1 to this Form 8-K.

.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement dated October 9, 2009
5.1	Opinion of Bryan Cave LLP
23.1	Consent of Bryan Cave LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: October 13, 2009	By:	/s/ James M. Stolze
	Name:	James M. Stolze
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

1.1	Underwriting Agreement dated October 9, 2009
5.1	Opinion of Bryan Cave LLP
23.1	Consent of Bryan Cave LLP (included in Exhibit 5.1)